09-May-2023
LCI Industries (LCII)
Q1 2023 Earnings Call

CORPORATE PARTICIPANTS

Lillian D. Etzkorn – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
Brian Michael Hall – Executive Vice President, LCI Industries
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OTHER PARTICIPANTS

Brian Biros – Analyst, Thompson Research Group LLC
Fred Wightman – Analyst, Wolfe Research LLC
Daniel Moore – Analyst, CJS Securities, Inc.
Craig R. Kennison – Analyst, Robert W. Baird & Co., Inc.
Bret Jordan – Analyst, Jefferies LLC
Brandon Rollé – Analyst, D.A. Davidson & Co.
Tristan M. Thomas-Martin – Analyst, BMO Capital Markets Corp.

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MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the LCI Industries’ Q1 2023 Earnings Call. My name is Sam and I will be your moderator for today’s call. All lines will be muted during the presentation portion of the call with an opportunity for questions and answers at the end. [Operator Instructions]

I now like to turn the call over to Lillian Etzkorn. Lillian, please go ahead.
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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning, everyone, and welcome to the LCI Industry’s first quarter 2023 conference call. I am joined on the call today by Jason Lippert, President, CEO and Director; and Brian Hall, Executive Vice President. We will discuss the results of the quarter in just a moment.

But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which would cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in our earnings release and in the Form 10-K and other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason.

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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thanks, Lillian. Good morning, everyone, and welcome to LCI’s first quarter 2023 earnings call.

Before I begin, I want to take a moment to welcome Lillian to the Lippert team as our new Chief Financial Officer. Her financial acumen, combined with deep industrial and manufacturing expertise, make her an excellent addition to Lippert as we focus on delivering our next chapter of growth. We are excited to have her join our family and look forward to working together to drive our business forward for years to come.

With that said, let’s turn to our first quarter results. Coming off a record year and considering we are navigating a challenging RV environment, we started 2023 with solid results delivering robust content growth with sequential margin expansion. Through our focus on operational discipline and flexibility, execution on diversification and company-wide commitment to innovation, we’ve been able to manage through declines in North American RV OEM production to support the profitability of our business.

We delivered $973 million revenues in the first quarter, down 41% compared to record results in the prior year, but up $79 million from the prior quarter. Net sales from acquisitions completed in 2023 and 2022 contributed approximately $28.5 million in the first quarter. Our aftermarket, marine, international and other adjacent businesses are performing much better than RV and made up a combined 63% of overall revenues in the quarter.

As I’ve noted before, Lippert has never been more diversified in a down cycle, moving from manufacturing almost only RV products to building content for a wide variety of markets, including marine, international, automotive, aftermarket and mass transportation. I’m confident that continued execution on the strategy will keep us on the path of outperformance and consistent profitable growth over the long term.

We are also seeing the benefits of the improvements implemented throughout our operations in recent years under the guidance of our seasoned leadership team. As RV industry production has declined, we’ve been able to adjust manufacturing cost quickly to align capacity while also making meaningful reductions to our overall cost structure, totaling $300 million in the past 10 months. Additionally, through solid working capital management, we significantly reduced our inventory during the quarter by $120 million, enhancing cash generation and strengthening our overall financial position.

Moving into RV OEM, sales decreased 62% during the first quarter of 2023 compared to 2022, largely due to decreased wholesale shipments mentioned earlier. As expected, OEMs are continuing to adjust production schedules to better align with moderating retail demand and keeping dealer inventories at appropriate levels.

Despite near-term declines, retail demand has remained similar to pre-pandemic levels and early indicators from winter and spring retail point to healthy consumer interest. Secular trends such as the growing Gen Z demographic in younger buyers and the growth of peer-to-peer rental RVs continue to bring new consumers to the outdoor lifestyle, underscored by the 67 million North Americans planning an RV trip this year, a 16% increase over 2022 based on RVIA data.

Our reputation for quality and culture of innovation have continued to help us capture market share and drive strong content expansion. During the quarter, content per towable RV increased 21% from the prior year to $5,881, while per motorhome RV for the quarter increased 27% from the prior year to $3,985.

As we capture consumer demand for sophisticated products like refrigerators, ABS suspensions, air conditioners, pop tops, chassis, and windows, with the upcoming model changeover in mid-2023, we are already seeing successful content gains and the next generation of RV models of about $200 million based on current run rates.

In the first quarter, we kicked off our partnership with ATW, the largest utility trailer builder in the country, supplying axles for their entire trailer lineup. These types of partnerships with premiere manufacturers go a long way to help strengthen the Lippert brand and give us a great entry point to add even more content over the long term. Our newest axle facility consisting of about 150,000 square feet, opened last quarter in Texas to support this new partnership in the South.

Moving to aftermarket, revenues decreased 13% year-over-year primarily due to lower sales in the automotive aftermarkets. The need for products like mattresses, awnings, suspensions, air conditioners and appliances have created massive opportunities for growth, particularly as we see increased spend as people upgrade their RVs, illustrating the value of our recent acquisitions like Furrion, Girard and Way. We expect appliances, one of our newer product categories, to particularly support growth in the next three to five years as approximately 2 million RVs begin to enter the repair and replacement cycles.

Further, we’ve also worked to build out our automotive aftermarket offerings, highlighted by the recent introduction of the ForeFront grille guard and bullbar, specifically designed for the Ford Bronco, adding Lippert content to an iconic SUV model.

The approximate 500,000 RVs entering the repair and replacement cycle each year help to extend growth trajectory of our RV aftermarket business. Aftermarket continues to add countercyclical support, helping to offset the impact of the RV business when production dips. We believe what was originally a $1.6 billion addressable market a decade ago is now close to the $5 billion and that we’ve never been in a better position to capture that market share and expand content.

Our mission to deliver a first class customer experience has become very impactful with the expansion of aftermarket. In the first quarter, Lippert took on approximately 300,000 communications, calls and cases on top of 1.2 million for the entire year of 2022 join the incredible demand for customer support as consumers make repairs and upgrades to their vehicles.

With the summer season right around the corner, the Lippert teams have significant opportunity to interact with customers and collect in-person feedback critical to enhancing our innovative offerings as well as to provide support for a large portfolio of products and services. We attended a few rallies earlier this quarter and Lippert representatives met with RV enthusiasts from around the country, finding ways to creatively engage campers and RVers has led to a great return on investment for our business, helping us to build real trust and relationships with people who not only keep coming back to the Lippert brand, but also are out there advocating for us while they are on the road.

Turning to the North American adjacent markets, first quarter revenues were down slightly, largely driven by some softness in the housing and trailer markets. We are just now starting to see some softness in marine, but it’s important to note that near-term declines in marine should be more subdued than what we’re seeing in RV due to the fact that marine production has been far steadier and did not rapidly increase like the RV production over the past couple of years.

Our marine and other adjacent markets have been providing critical support to our overall performance, particularly in January when RV production was almost totally shut down. Transit and school buses are also a big part of our adjacent markets and those markets are starting to see stability this year. We’re also continuing to develop our marine customer experience programs as we head into the summer boating season. Our Captain’s group now boasts over 2,400 members. Our passion for innovation, combined with our focus on customer experience, should continue to drive this segment as we expand our product offerings and execute on our diversification strategies.

Our international business was nearly flat for the first quarter of 2023 compared to 2022, with supply chain constraints finally beginning to ease. European customers are receiving critical parts like RV chassis and starting to replenish inventories to meet pent-up demand. And on a positive note, our international business has continued to be an innovation incubator, highlighting Lippert’s ability to design and market sophisticated products that should be popular with North American customers.

Pop-top units were once almost exclusively known as European products, but has now gained traction in the US and add meaningful content to the B-van markets, one of the fastest-growing markets in the RV space. In addition to pop-tops, our acrylic window products are starting to gain popularity in RVs as well, becoming yet another avenue to generate revenue and content growth using our great European product lineup. We’ll keep leveraging these types of introductions across our global footprint. And with supply issues winding down, we expect our international businesses to provide a positive impact to our performance heading further into 2023.

I’ll now move on to our innovation highlights. We believe our focus on innovation and building our R&D capabilities is unparalleled in our industry. Consumer choice is driving the evolution of content and with younger generations more attracted to the outdoor lifestyle than ever, we’ve increased our focus on innovative products that will match their interests. Our offerings like new leveling systems, new windows systems, new slide-outs, pop-tops, ABS suspension, new awnings, electric biminis, as well as OneControl camera technology and tire pressure management systems have helped us strengthen our competitive advantage and drive long-term market share expansion. Many of these products just mentioned have varying newly developed market share and we believe we have a great runway with these products over the long term.

In addition, we are continuing to work towards a partnership around electrification components and products to make sure that we have a seat at the table around all things electrification of towables in the RV market. Last year, we launched ABS brakes for our RV and utility trailer axle systems, which we believe has been one of the most well-received and best tech product introductions in Lippert’s 30-year history.

We’re now at a 70,000 unit run rate with ABS, which represents 20% of the market. And we expect our market share to continue to increase significantly over the next five years as we believe this technology we developed for the industry becomes standard safety equipment on all RVs. Based on the feedback that we’ve received, we have found that consumers are very interested in more products like our ABS brake technology that have a laser focus on safety.

Many of you know that our culture is the main differentiator here at Lippert and very critical to our success. As we have stated in previous quarters, we believe that a strong culture starts with experienced and caring leaders at the top who work to create opportunities for our team members so that they can become leaders in their own right. Our emphasis on in-house leader development has enabled team members to become the next generation of leaders at Lippert.

We believe, as I’ve said before, great leadership directly impacts the outcome of retention, and higher retention is directly correlated to increases in innovation, safety, efficiency and quality, all of which are key drivers of success of any business.

In the first quarter, we hosted our Annual Pack-Out event in Northern Indiana. More than 1,500 LCI team members showed up and packed over 108,000 items that were donated to the Boys and Girls Club of Elkhart and St. Joe Counties, as well as other organizations and local schools. It was yet another opportunity to demonstrate how business can be a force for good, utilizing our teams to make an impact in the communities where we live and work.

Additionally, we launched our seRV With Purpose Platform to create meaningful serving opportunities that connect RVers to each other and non-profit organizations through purpose-driven volunteering that we believe will forever change the communities where people camp. Lippert currently has six seRV ambassador families across the US who travel full time and help advance our community serving goals, ultimately bringing the RV community closer together. RVers everywhere are loving the fact that we are taking the initiative to help connect them to serving opportunities while they are camping. Overall, we could not be prouder of these accomplishments and our global team’s efforts to give back to those in need. We look forward to our culture initiatives having even more impact the rest of 2023.

Moving on to capital allocation, we are focused on fortifying our balance sheet through cash generation and diligent management to maintain ample liquidity with modest leverage. We are executing a balanced deployment strategy, continuing to pay down debt, and at the same time, investing in innovation and operational enhancements that should drive efficiency, quality and profitability throughout our business.

We are still receptive to strategic M&A opportunities but are focused on keeping a strong balance sheet and making growth investments in our business. In the first quarter of 2023, we purchased a small axle manufacturer in Texas to help us expand capacity in that market. We also allocated $7 million to growth in automation CapEx. And while our spending will be down in 2023, we still expect to spend some additional dollars on targeted, high return investments the remainder of the year.

In closing, I’d like to reiterate that we believe Lippert is in a good position to deliver strong results over the long-term. Our diversification strategy, cultural foundation, operational focus, and our ability to quickly flex our operations puts us on a path to deliver long-term value for customers and shareholders and to further our leadership in the outdoor and recreation space, as well as other diversified markets that we are in. I’d like to thank all of our incredible teams for their hard work this quarter, and we look forward to delivering further progress throughout 2023.

Finally, I would like to thank Brian Hall for the hard work and dedication he has shown over the course of his 10 year at Lippert. Brian, best of luck and thank you for all that you’ve done for our business and our teams.

I’ll now turn to Lillian Etzkorn, our CFO, to give more detail on financial results. Lillian?

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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason.

Our consolidated net sales for the first quarter decreased 41% to $973 million compared to the prior year period, primarily impacted by a reduction in RV production. For the month of April, sales were down 37% to $338 million versus April 2022, primarily due to the decline in wholesale RV shipments. As Jason noted, we are seeing the effectiveness of our diversification strategy on the results this quarter. While sales to North America RV OEMs declined 64%, sales in our adjacent markets, aftermarket, and international businesses only declined 5%. This significantly lessened the impact of the year-over-year declines in the RV industry production.

The decline in Q1 2023 sales to North America RV OEMs was again driven by a decrease in wholesale shipments, partially offset by double-digit content expansion in towables and motorhomes. Content for towable RV unit increased 21% to $5,881, while content per motorized unit increased 27% to $3,985 compared to the prior-year period. Towable content growth can be attributed to organic market share gains of 15%, while acquired revenues contributed 7% of the year-over-year growth.

Sales to adjacent industries grew 1% versus the prior-year period, offsetting some of the reduction in RV sales. Sales growth was primarily from acquisitions and pricing adjustments to our transportation products, offset by lower sales in North America marine OEM and manufactured housing. Marine content per powerboat decreased 3% to $1,608, primarily due to price decreases associated with year-over-year declining input costs and changes in product mix.

Q1 2023 sales to the aftermarket decreased 13% compared to the prior year period, driven by a decline in automotive aftermarket sales. International sales decreased 1% year-over-year, representing 11% of our total company revenue as exchange rates negatively impact results by approximately 4% due to the strength of the dollar compared to the euro and British pound. Excluding the exchange impact, organic growth would have been 3%, led by the strength seen in our rail markets.

Gross margins were 19.1% compared to 28.2% in the prior-year period due to elevated input costs and the impact of fixed production costs on lower sales volumes. We continue to expect reduced margin pressure in the second half of 2023 due to increased production, supporting enhanced profitability as we move through the year. Operating margins decreased compared to the prior-year period, in line with expectations as we absorbed fixed costs on lower sales base.

GAAP net income in Q1 of 2023 was $7.3 million or $0.29 per diluted share compared to $196.2 million or $7.71 per diluted share in Q1 of 2022. And this is due primarily to the lower RV demand. EBITDA decreased 83% to $52.5 million for the first quarter compared to the prior-year period. Non-cash depreciation and amortization was $32.5 million for the three months ended March 31, 2023. While non-cash stock-based compensation expense was $4.7 million for the same period. We anticipate depreciation and amortization in the range of $130 million to $140 million during the full year 2023, primarily due to the increases in capital investments to enhance production capacity and ensure further manufacturing efficiencies.

For the three months ended March 31, 2023, cash generated from operating activities was $75 million, with $17 million used for capital expenditures, $6 million used for business acquisitions, and $27 million returned to shareholders in the form of dividends. Operating cash flows were negatively impacted by lower sales and partially offset by the positive changes in working capital net of acquired businesses, as it generated $130.7 million more cash in the first three months of 2023 compared to the same period in 2022.

As inventories continue to normalize, we expect further improvements to working capital and positive impacts to cash flow. At the end of the first quarter, we had an outstanding net debt position of $1.1 billion, 2.3 times pro forma EBITDA, adjusted to include LTM EBITDA of acquired businesses, and the impact of other non-cash items.

As we look forward, we are focused on continuing to maintain a strong balance sheet and targeting a long-term leverage of 1.5 times net debt-to-EBITDA. In the near term, we are working to integrate recently completed acquisitions which we expect to positively impact our operating cash flows in the coming quarters. For the full year 2023, capital expenditures are anticipated in the range of $80 million to $100 million.

We continue to expect that RV production levels will remain volatile in the short term. As a result, we estimate the April consolidated sales results of down 37% to be indicative of full Q2 2023 results as RV OEM production remains depressed, while the dealer base seeks the right inventory levels for expected demand. The sales decline is primarily driven by the reduction in RV production as we anticipate Q2 2023 RV shipments between 75,000 and 85,000 units.

Looking forward to Q2 and beyond, we are anticipating RV shipments to improve to more in line with those experienced in the back half of 2019, which results in an estimated RV shipment range of 310,000 to 330,000 units for the full year 2023.

As we continue to reduce our cost structure and material cost headwinds, profitability will be limited through the second quarter and we’re anticipating operating profit margins to return to mid to high-single digits in the second half of 2023.

That is the end of our prepared remarks. Operator, we’re ready to take questions. Thank you.
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QUESTION AND ANSWER SECTION

Operator: Absolutely. We will now begin the Q&A session. [Operator Instructions] Our first question comes from the line of Kathryn Thompson with Thompson Research Group. Kathryn, your line is now open.

<Q – Brian Biros – Thompson Research Group LLC>: Hey, good morning. This is actually Brian Biros on for Kathryn. Thank you for taking our questions. First, I wanted to ask you about the OEM production rates you guys touched on in the prepared commentary and really just see if the production levels are coming back at the rate that you previously expected, I guess, at Q1 or when we talked earlier.

We’ve heard chatters about taking a little bit longer to give dealers a little bit more time to adjust their inventory levels of 2022 units, now that the model year 2024 is next to ship. So, maybe they’re taking a little bit longer to bring production levels back. I’m just curious to see how that squares with previous expectation you guys had.

<A – Jason Lippert – LCI Industries>: Sure. Sure. This is Jason. Yeah. First off, I think we saw some units being pulled forward based on the significant discounting that we were aware of over the course of almost the entire first quarter. And that’s a lot of the dealers trying to get rid of the 2022 units. And then, I think what we’re seeing coming into Q2 is that there’s more this – approximately 35% of the total inventory out there in the field that we’ve heard of from our dealer touch points are 2022 units. So, there’ll be a continued movement of those.

And I think what’s going to slow down and what – we’re already seeing some of this, but what’s going to slow down some production on wholesale for Q2 is the fact that they just don’t want to build a bunch of 2023s and put them out there as 2024s get released here in the next couple months. So, I think we’re going to see a slowdown in wholesale a little bit, maybe to mirror what we saw in Q1 is around 77,000 units based on the fact, not that there’s not demand for units to replenish inventory, but they just don’t want to start loading dealer lots up with 2024 units when there’s still plenty 2023s and 2022s out there. So, we expect the wholesale to pick up in Q3 as the lots get depleted.

So, that’d be how I’d answer that.

<Q – Brian Biros – Thompson Research Group LLC>: Got it. It’s helpful.

<A – Jason Lippert – LCI Industries>: That helpful?

<Q – Brian Biros – Thompson Research Group LLC>: And so – yeah, thank you. And a follow-up, I guess, just on the kind of plays into the same question just on the higher inventory cost flowing through. I think you guys previously called out maybe a 400 basis point to 500 basis point headwind from the higher priced inventory having to sell it through during the lower volume quarters here in Q4, Q1, I guess maybe a little bit in Q2. So, I guess, just given the current run rates and the outlook, as we sit today, I guess, what does that higher cost inventory flow through rate look like now? Thank you.

<A – Brian Hall – LCI Industries>: Hey, Brian, it’s Brian. Yeah, it’s playing out about what we anticipated. We certainly have been consuming some higher cost. I would say probably the more meaningful product category for us now is a lot of any imported product and a lot of the higher container costs. So, freight, we’re still pulling a lot of that through, steel and aluminum have balanced out for the most part. There’s still a lot of – it’s a volatile market, so it’ll continue to move up and down, but probably not as meaningful as what it was historically.

So, we picked up sequentially a little bit of margin from what we anticipated and get into some cheaper inventory layers and would expect that to continue to play out through the second quarter. Assuming materials stay pretty stable, the back half of the year is where we start to see more of that benefit. So, it’s playing out pretty consistent with what we anticipated.

Operator: Thank you. The next question is from the line of Fred Wightman with Wolfe Research. Fred, your line is now open.

<Q – Fred Wightman – Wolfe Research LLC>: Hey, guys. Good morning. I was just wondering what retail number you have baked into that 310,000 to 330,000 wholesale outlook?

<A – Jason Lippert – LCI Industries>: Yeah. So, we’re planning right now on 340,000 to 360,000 and that’s based on a significant level of dealer touches a lot of the big dealers have weighed in on that and 340,000 to 360,000 is about the consensus out there which we agree with.

<Q – Fred Wightman – Wolfe Research LLC>: Perfect. And then – yes, super helpful. And then, Jason, you made a comment about some recent softness in marine. I think you also said recent softness in manufactured housing. But can you just sort of walk through what exactly you were referring to if there’s sort of a downtick in production rates on the marine side? If that’s something to be worried about or any other color there would be helpful.

<A – Jason Lippert – LCI Industries>: Yeah. I think just to start with marine, we’re starting to see rates get pulled back a little bit because dealers are relatively full there. I think they’re expecting a good retail season. But to that, our production rates are down 15-ish so percent for the next quarter. And that really just started here in late April. So, it’s pretty fresh. And on the housing side, they had some down production or lower production in Q4 coming into Q1. But with some of the touch points we’ve had with our housing, our housing customers they’re expecting a good run the rest of the year or so.

<A – Brian Hall – LCI Industries>: And, Fred, this is Brian. I don’t think that’s changed much from what we had been communicating previously. We thought that pontoon would run at least until end of the second quarter. It made it just at the beginning of the second quarter and it started to slow some. But I think it really depends on the category of boats some of the fiberglass stuff seems to be doing a little bit better and maybe not inventory at the level of pontoon. So – but everything seems to be slow and in line with what we had previously thought.

<Q – Fred Wightman – Wolfe Research LLC>: Makes sense. And just a clarification, the down 15%, is that a sequential comment, year-over-year comment? What exactly is that?

<A – Jason Lippert – LCI Industries>: That’s just based on rates last quarter. So – and we don’t have production schedules out past another month or so. So it’s just near-term. And I think that the marine dealers and OEMs are just being very cautious given the environment. And dealers inventory isn’t bloated, but they’re just being cautious with how they proceed and if retail is really strong this summer, then they’ll need to reload a lot quicker than the RV guys did.

<Q – Fred Wightman – Wolfe Research LLC>: Makes sense. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks, Fred.

Operator: Thanks, Fred. The next question is from the line of Dan Moore with CJS Securities. Dan, please go ahead.

<Q – Dan Moore – CJS Securities, Inc.>: Thank you. Good morning. Brian, thanks for all your help; best of luck. And, Lillian, welcome; look forward to meeting you. Thanks for the update on the wholesale and retail outlook for the year. Jason, when you think about kind of RV demands, given all of the surge in new buyers that we’ve had over the last few years, where would you peg kind of a normalized view once we get through recessionary fears, et cetera? What’s sort of the new normal in terms of retail demand for RV in your mind?

<A – Jason Lippert – LCI Industries>: Hey, Dan. Good question. I think how I put that is – we’re going to have to slow roll back into a normalized numbers, so I don’t know if that – new normal fits – we find that next year, whether that’s in 2024 or 2025. But I think a good number for the industries 450,000 to 500,000 units. The demographics are just – they’re great for our business and our industry, and more and more new buyers are coming in and there’s just more places for people to find RVs and ultimately 400,000 to 500,000 units isn’t a big number on the total population in North America. So, we feel good about that number. And I feel as soon as we get through some of the heavy inventories and some of the economic struggles we’ve got out there with inflation and interest, specifically, we get back to that number. And I think most people in the industry feel similar.

<Q – Dan Moore – CJS Securities, Inc.>: Very helpful.

<A – Jason Lippert – LCI Industries>: Doesn’t mean we can’t go – doesn’t mean we can’t go bigger.

<Q – Dan Moore – CJS Securities, Inc.>: Got it. Got it. Just switching gears to aftermarket. If you gave this, I apologize, just kind of price versus quantity in the 13% decline year-over-year and kind of what’s your outlook for Q2 and the remainder of the year?

<A – Brian Hall – LCI Industries>: Yeah. Hey, Dan. It’s Brian. I would tell you, it’s not driven a lot by price. Really, the automotive side of the business had some channel issues, a lot of inventory out there. So we saw some slowness, some volatility in orders. I think that we’ve gotten through a lot of that. A lot of the wholesale distributors, I think, are right sized in their inventories today. We’re starting to see some orders pick up here over the last month or two and expecting that to continue as they enter into their busy season as well here for the spring and summer time. So I think that we’re past what at least appeared to be some of the worst of what we saw in aftermarket and expect that to continue to at least flat line and then start to grow from here in the short term.

<A – Jason Lippert – LCI Industries>: And a couple of comments I’d make, Dan, on that is we said automotive was kind of responsible for the decline in aftermarket sales but RV is holding strong. And I think the important thing about RV is that we’ve been peeling away at inventory, dealer inventories, our inventory since June of last year when the volume really started dropping off.

So, we’re almost a year into working through this. And as you know, a lot of these cycles that we have in this industry don’t last longer than 14 to 18 months, so we’re almost a year through getting through some of that. But RV business is remaining strong. The automotive stuff, while it’s been down the last couple of quarters is starting to come back. We’ve seen some nice orders the last few weeks, so.

<Q – Dan Moore – CJS Securities, Inc.>: Very helpful. Last for me is cash flow. Sounds like we’re still targeting another release of $180 million in inventories this year, is that correct? And AR has jumped a bit. Maybe part of it was the acquisition but that offset a little bit of the inventory benefit in Q1. So, just how do we think about AR is progressing for the remainder of the year and what maybe operating cash flow could look like for 2023? Thanks again.

<A – Lillian Etzkorn – LCI Industries>: Hey, Dan, it’s Lillian. Good morning and good to meet you. So, I think we’re still anticipating the benefit from the inventory pulling through and benefiting the operating cash flow. There has been a little bit of lumpiness with some of the other working capital that we’ll work through. But I’d say overall for the year, we’re expecting still to have very strong cash generation for the business.

<A – Brian Hall – LCI Industries>: And, Dan, to add to that, seasonally, our receivables are at a low point in the fourth quarter. So, you would typically – as that builds back up in the first quarter, you would see that negative impact on cash. But that’s pretty normal and I would expect that to be pretty consistent the rest of the year until we get to the fourth quarter, which is when we then tend to pull a lot of that cash-in, but certainly feel really good about the inventory reductions. I mean, through April now, we’re cumulatively for the year down $150 million in inventory. So, certainly, I would say, exceeded my expectations from how quickly we’ve been able to generate the cash out of it. So, feel pretty good about our target for the full year.

<A – Lillian Etzkorn – LCI Industries>: I would also say with the inventory, that’s something that the team is very laser-focused on and actively is monitoring and measuring how we’re progressing on those targets.

Operator: Thank you. The next question is from the line of Craig Kennison with Baird. Craig, your line is now open.

<A – Craig Kennison – Robert W. Baird & Co., Inc.>: Hey. Good morning. Thanks for taking my questions and congratulations, Brian and Lillian. Question on content per unit, how do you see your content per unit trending in your key segments as the year unfolds?

<A – Brian Hall – LCI Industries>: Yeah, Craig. From a content perspective, we finally – this is the first quarter we haven’t really talked about price creating a lot of noise in that content. So, on a year-over-year basis, price is kind of a bit consistent. So, everything has been organic growth and acquired growth. So, that’s the first clean number we’ve had for a while. I do think there is a little bit of price left. I mean, obviously, we’re – as costs continue to come down, we’ll continue to provide some price givebacks to our customers as well. So, there’s a little bit more to go there but it’s not to the tune of what we were talking about over the past 12 to 18 months or so. So, definitely a good traction there.

I know we’ve got a good model changeover on the RV side coming up here just in a few months. So, we’re anticipating a lot of new business to come through the RV side. Definitely, every – in a lot of our younger markets, we’re still looking at good solid mid to high-single digit and sometimes, double-digit type content gains in some of those categories.

I think a little bit of the noise you’re seeing on the marine side and the content number that we just communicated, it’s down a little bit. A lot of that is price that have seen some price givebacks in that category, as well as, I think, some mix changes in the marketplace. So, just looking at the mix in the powerboat segment as it shifts more away from pontoons, that certainly impacts our content opportunity a little bit. So I think you’re seeing a little bit of that in the down 3% number that we turned in.

<A – Jason Lippert – LCI Industries>: And we’ve never – Craig, we’ve never had more of a robust launch on innovation than we’ve had in the last couple quarters. So, we mentioned ABS, I mean that’s $300 to $400 adder [indiscernible] (00:36:20) to every single axle out there on probably hundred thousand axles. There’s [ph] the new window (00:36:27) products with integrated shades, the OneControl editions. We continue to gain more market share there. I’m not – we’ve been talking for a couple of decades now about just a continually rising target on content because of all the product introductions and refreshers on existing products that happen continually.

<A – Craig Kennison – Robert W. Baird & Co., Inc.>: Thank you. And then, Jason, maybe a question on your aftermarket business, I’m curious, how you would define your sweet spot for your automotive and your RV aftermarket? Is it typically in year one after the RV is purchased by a consumer or does the peak in aftermarket revenue occur at a later period?

<A – Jason Lippert – LCI Industries>: I think you get a little bit of both. I mean, the way we look at a lot of the aftermarket revenues for RV are just in terms of upgrades and repairs and services. So I would say, the repairs and services is probably a little bit heavier and that’s generally occurring probably years two to three to four based on various data that we have.

But there’s certainly upgrades that happen upfront. Our – the vehicles out there today come equipped with a lot of our prep opportunities. So, we’ll prep a vehicle for cameras or for slide toppers or something like that that the consumer might want, and they have the part to attach it with on the unit and then they have to buy the actual physical piece in the aftermarket. But I’d say it’s more heavily weighted toward a few years into the ownership with repairs and services. And then, on the automotive side, it’s more – it’s a lot of hitches and towing and storage and truck accessories, things like that, that are generally bought upfront with the vehicle.

<A – Craig Kennison – Robert W. Baird & Co., Inc.>: Perfect. Thank you.

<A – Jason Lippert – LCI Industries>: Thank you.

Operator: The next question is from the line of Bret Jordan with Jefferies. Bret, please go ahead.

<Q – Bret Jordan – Jefferies LLC>: Good morning, guys.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Bret Jordan – Jefferies LLC>: The channel feed – hey, good morning. The feedback you’re getting, I guess, you talked about the recent color from the marine channel and, obviously, a lot of RV channel checks to come up with your retail estimate. Are you getting any color as far as sort of the cadence of retail sales traction? You talked about strong show interest, but are we seeing any pickup in buying as we get into the summer months?

<A – Jason Lippert – LCI Industries>: I think we’re going to see – it’s a kind of a wait and see. I mean, summer purchasing and summer activity is really just starting to happen now. So I think we’ll have a really good view of that over the next couple months. Obviously, wholesale production is way down and we’ve kind of matched almost unit per unit on wholesale to retail the first quarter. But this is when the heavy retail really starts. So, I think we’re optimistic. And dealers are expanding. They’re making acquisitions. They’re trying to get better. They’re anticipating decent retail selling season. So, we have no reason to anticipate that there’s not going to be a lot of buying out there.

And, again, some of the early activity we’ve heard is there’s a lot of interest and there is purchasing. Again, we’re not that far off of 2019’s number. And so far this year, and it was a 460,000-unit retail year. And we’re estimating 340,000 to 360,000 as we said earlier. So, we’re 15% or so off 2019’s 460,000 number right now. And I think that, it might stay that way, which gets us to that high end of that 340,000 to 360,000 range. So, we’re optimistic.

<A – Brian Hall – LCI Industries>: Yeah. Bret, something I was going to add there, I think that early on, you saw retail pretty strong. Actually, if you look back over the last six months, I think the comp to 2019 has been really favorable and less than 5% off of that March is really the first retail month we’ve seen that slipped meaningfully beyond that.

But I think weather – I mean I hate to always tell weather. That’s something at this time of year, we’re always watching closely. But I think that retail slowed some. Some of that could be attributed to weather, because I, through a couple of my touch points, was hearing that online sales were performing really, really well at many of the dealers. So, folks just weren’t getting out due to weather, but they were at least ordering online.

So, I think there’s a cut – there’s some positivity out there and we’ll wait and see what these meaningful months of retail really look like. I think I’ve been saying you really got to wait and see what April, May retail is. It’s hard – tough to gauge off the lowest retail months we have in the year, which are through the winter months. So, these next couple months will be important to watch.

<A – Jason Lippert – LCI Industries>: And one other real positive there is that our industry, better than most, I think the OEMs and dealer body collaborate really well when they got to move product and participate discounts and to try to do what they can to move units. And we’re seeing a lot of that out there right now. I mean there’s some heavily discounted product going out there, either to the OEMs, to the dealers, to the retail consumers or just from the dealers of the retail consumers. And ultimately, that’s good for the consumer. It gives them more of a reason to buy and not have inflation as a big reason not to buy if there some significant discounting out there.

And as you know, there’s not been really any discounting prior to last year for the prior three years. So, I think it’s good news for the consumer. And the consumer is pretty healthy right now. So, I think it’s – we’ll see, we’ll see it in the next couple months.

<Q – Bret Jordan – Jefferies LLC>: Okay. And then, a question on the balance sheet. You said Q2 might look a lot like April of down 37%. Dropping a good EBITDA quarter of prior year Q2, is that creating the leverage ratio issues in the short term or is your inventory liquidation going to de-lever and keep the covenants okay?

<A – Lillian Etzkorn – LCI Industries>: No, we’re pretty comfortable with how things are progressing as we’re looking at the movement through this year with the inventory depletion that we’re anticipating that we feel pretty good about our position.

[indiscernible] (00:42:47-00:42:50)

<A – Brian Hall – LCI Industries>: Yes.

<A – Lillian Etzkorn – LCI Industries>: Yeah, exactly.

<A – Brian Hall – LCI Industries>: It certainly have those quarters fall off. And certainly we beat our expectations here in the first part of the year with the inventory reductions. And I think now that as we were talking earlier, receivables stabilized some, we’ll be able to drop even more of the inventory benefit to the to the cash line.

<Q – Bret Jordan – Jefferies LLC>: Okay. Great. Thank you.

<A – Jason Lippert – LCI Industries>: Thank you.

Operator: Thank you, Bret. The next question is from the line of Brandon Rollé with D.A. Davidson. Brandon, your line is now open.

<Q – Brandon Rollé – D.A. Davidson & Co.>: Good morning. Thank you for taking my questions. First, just a clarification, I think you said model year 2022 inventory, about 35% of the new inventory in the market is model year 2022. I guess I’m thinking, as model year 2024s come out, could you speak to how much model year 2023 inventories in the channel right now and maybe how 2024s trickling in could impact sales of those units and potentially have another kind of model year 2022 situation but maybe not to the same extent?

<A – Jason Lippert – LCI Industries>: Yeah. I think just strictly because of the low production of 2023s, there’s just not a lot out there. We don’t have a really good check for that, and there’s just not a lot of good field inventory consolidated numbers for us to look at. But we – people have been paying close attention to the 2022s and that’s why, I think, we have a better number.

But I don’t think 2023s is a concern. I haven’t – we’ve got a lot of checkpoints with dealers and OEMs and nobody’s really talking about that or talking about it as a possible issue. If anything, they’re just saying, hey, look, part of the reason we’re taking some time off in the coming weeks, rolling into the July 4th holiday, is just to limit the amount of 2023s that get stacked on the 2022s that are already out there.

So, I think the OEMs are being really disciplined. I mean, we’ve obviously had this type of situation pop up over the last couple of decades. I’ve been here and I’ve not seen the OEMs be as disciplined and act as quickly as they have to really make some of these decisions that are going to be better for the industry and the dealers in the longer term here.

<A – Brian Hall – LCI Industries>: And Brandon, I would add, I talked to a couple of the larger financial institutions in the space and we haven’t seen inventory age over 365 days since, I think, back to 2018 in any kind of meaningful way. But, as you know, back then it’s pretty typical to have some units age to that point, but we’ve just now, for the first time since 2018, had some products start to age out and – but it’s at pretty normal levels compared to what the industry has seen historically.

<A – Jason Lippert – LCI Industries>: [indiscernible] (00:45:34) at a pretty low number as well, so...

<Q – Brandon Rollé – D.A. Davidson & Co.>: Okay. Great. And just one last follow-up. Just on pricing and affordability of new RVs right now, do you feel like we’ve reached a new baseline for the price of a new RV or do you feel like over the next couple of years pricing could come down meaningfully?

<A – Jason Lippert – LCI Industries>: Yeah. I think you’re going to see some – I don’t know about meaningfully because you’re going to see some of the cost of doing business and certainly, labor inflation, that’s likely not going away. But there was certainly a period over 2021 to 2022 where the materials costs were significantly inflated above levels that we feel are abnormal. So, our thoughts on that is that probably some price will come out of it. We’ve already seen some of that in our product pricing to our customers over the last couple of months with our index agreements specifically on aluminum and steel. So, some of that will come out, but a lot of it will stay. And like I said, over the course of the next few quarters probably, there’ll be some discounted units back to the consumer that give them maybe a much lower price on product than what they would have got six months ago.

<Q – Brandon Rollé – D.A. Davidson & Co.>: Great. Thank you.

Operator: Thank you. Our last question today is from the line of Tristan Thomas-Martin with BMO Capital Markets. Tristan, please go ahead.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Good morning.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Can you maybe go into a little more detail, just kind of [indiscernible] (00:47:13) inventory level with the large dealership chains versus some of the mom and pops [indiscernible] (00:47:18)?

<A – Jason Lippert – LCI Industries>: Yeah. I think that, outside of having more 2022, there’s more of, I think, the mix of product they have at the dealerships are probably what they dislike the most. I don’t think in inventory levels and number of units on the dealer lots are the big concern. So, we can get rid some of these 2022s, and I think that, again, with the low amount of wholesale production that’s planned over the next couple of months going into the July 4th holiday and the shutdown there, that that’ll really help get rid of some of the 2022s. And we feel that the dealers are going to have inventories that they’re going to need to reload at in Q3 and Q4 if they want to have ample product for the next season. But that’s how we talk about that.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. Yeah. I was just curious if some of the larger chains are maybe a little bit leaner than some of the smaller chains.

<A – Jason Lippert – LCI Industries>: I would say the larger chains are probably that the best at balancing their inventory because they can – they’re good at getting rid of product quickly. And they’re good at getting product quickly when they need it because they’ve got the order sizes to be able to do it.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. Got it. I think Camping World called out they’re seeing multiples come in on their dealership prospects. What are you guys seeing for your M&A multiples on things you’re looking at?

<A – Jason Lippert – LCI Industries>: Well, certainly – I think, certainly, for everybody in our industry that the multiples are – they’re going to be lower for a period than what they were at the peak of COVID and even in some cases pre-COVID. But, yeah, we’re hearing a lot, especially in the dealer side, where multiples are coming back to a more reasonable level.

Obviously, we’re not – we’re looking and continuing to stay active in M&A. We’re just not making a lot of meaningful acquisitions right now but just be intelligent on our cash preservation and balance sheet, so – but the small deals that we have done have been very reasonable multiples.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: All right. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks, Tristan.

Operator: Thank you, Tristan. That concludes our Q&A session for today’s call. I’ll now turn the call back over to Jason for any concluding or additional remarks.

...
Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Yeah. So, everybody, thanks for jumping on the call today. And while the RV industry remains challenged, just remember that we’re almost a year in. So, we’ve dealt with a lot of the big hurdles already. We’re really excited about our diversification opportunities and progress. I think that’s helped us hold up things really well. Our diversified categories are really performing well and we need them to perform well in the time like this. So, we’re excited to present progress at next quarter’s meeting. We’ll see you then. Thanks. Bye-bye.

Operator: That concludes the LCI Industries Q1 2023 earnings call. Thank you all for your participation. You may now disconnect your lines.

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The audio events contains certain "forward-looking statements" with respect to the Company's financial condition, results of operations, profitability, margin growth, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this audio events that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this audio events are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this audio events, the impacts of COVID-19, or other future pandemics, the Russia-Ukraine war, and heightened tensions between China and Taiwan on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this audio events are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.